Exhibit 99.1

Sucampo Pharmaceuticals Reports Financial Results for the Third Quarter of 2009

BETHESDA, Md.--(BUSINESS WIRE)--November 5, 2009--Sucampo Pharmaceuticals, Inc. (NASDAQ:SCMP) today reported its consolidated financial results for the quarter and nine months ended September 30, 2009.

Financial Highlights of the Quarter:

  Product royalty revenue from sales of Amitiza® (lubiprostone) in the U.S. for the third quarter of 2009 was $9.4 million compared to $7.7 million during the prior year period. Product royalty revenues had been negatively impacted in the third quarter of 2008, as $1.9 million of revenue was recognized in the second quarter of 2008 from the initial stocking of Amitiza (8 mcg) for irritable bowel syndrome with constipation (IBS-C).
  Net sales of Amitiza, as reported by our collaboration partner Takeda Pharmaceutical Company (Takeda), for the third quarter of 2009 grew to $52.0 million, or by 2.4%, compared to $50.8 million the prior year period.
  Sucampo reported a net loss of $0.1 million, or $0.00 per diluted share, in the third quarter of 2009 compared to net loss of $2.4 million, or $0.06 per diluted share, in the prior year period. This favorable change is primarily attributable to increased research and development and product royalty revenues, decreased research and development expenses and a change in Sucampo’s taxable position.
  The income (loss) before income taxes for each of Sucampo’s reportable segments for the third quarter of 2009 was: a pre-tax income of $3.6 million from Sucampo Pharma Americas; a pre-tax loss of $1.5 million from Sucampo Pharma Europe; and a pre-tax loss of $0.7 million from Sucampo Pharma Asia. These results compare with losses before income taxes for the third quarter of 2008 of $2.8 million, $0.5 million and $0.9 million, respectively.
  Sucampo’s consolidated cash, cash equivalents and investments increased to $123.6 million as of September 30, 2009, from $121.5 million at December 31, 2008. The increase is mainly attributable to payments received under the Abbott Japan agreement, partially offset by the upfront payment of $3.0 million to R-Tech Ueno Ltd. for the U.S. and Canadian rights to Rescula. Sucampo had no debt as of September 30, 2009.

Operational Update:

  In October 2009, Sucampo Pharmaceuticals, Inc. announced that William L. Ashton, Dean of the Mayes College of Healthcare Business and Policy, at the University of the Sciences in Philadelphia, Pennsylvania, had been appointed to the Board of Directors. Prior to joining the university in 2005, Mr. Ashton held a number of senior executive positions at Amgen Inc., including Business Unit Vice President/General Manager of Corporate Accounts and Vice President of Commercial and Government Affairs.
  In August 2009, Sucampo Pharma Asia completed enrollment into its open-label phase 3 safety trial and, in October 2009, Sucampo Pharma Asia completed enrollment into the pivotal phase 3 efficacy trial of lubiprostone for chronic idiopathic constipation (CIC) in Japan.
  In September 2009, Sucampo Pharma Europe announced the withdrawal of its European marketing authorization application (MAA) for lubiprostone, 24 mcg, for the treatment of CIC. The decision to withdraw the MAA was strategic, based on lubiprostone’s projected commercial position in the global market.
  In July 2009, Sucampo Pharma Americas reported top-line results from two identically-designed phase 3 placebo-controlled pivotal clinical trials of lubiprostone (24 mcg, twice daily) for the management of opioid-induced bowel dysfunction (OBD) in subjects with chronic, non-cancer pain. In one trial, the primary endpoint of a statistically significant change from baseline in the frequency of spontaneous bowel movements (SBMs) was met when lubiprostone was compared to placebo. The other trial did not achieve statistical significance for the same primary endpoint. In both trials, a post-hoc sub-analysis showed that subjects on methadone treatment regimens who were randomized to receive lubiprostone showed a lower SBM response when compared to lubiprostone subjects treated with other opioid medications. The fully-enrolled, long-term, follow-on, open-label safety study of lubiprostone in OBD subjects remains ongoing, and Sucampo continues to expect to report data from this study in late 2009. Sucampo anticipates submitting data from these trials to the FDA in 2010.
  In July 2009, Sucampo Pharma Americas reported top-line results from its phase 2 clinical trial of orally administered cobiprostone for the prevention of gastric ulcers and other gastrointestinal injuries in patients treated with non-steroidal anti-inflammatory drugs (NSAID). Cobiprostone patients experienced an overall statistically significant reduction in the number of gastric erosions through the treatment period of twelve weeks compared to placebo patients. In addition, the high-dose cobiprostone group experienced a 50.0% reduction in the overall incidence of gastric ulcers when compared to patients taking placebo.

“We continue our review of Takeda’s performance regarding the disappointing sales of Amitiza and possible methods to revitalize growth for the product,” said Ryuji Ueno, M.D., Ph.D., Ph.D., Co-Founder, Chairman and Chief Executive Officer. “In the meantime, we continue to push forward in clinical development of Amitiza in other geographies and for other indications, we are preparing for the re-launch of Rescula for glaucoma as well as pursuing Rescula for additional indications with significant market and value potential, and we are proceeding in the development of our other pipeline product candidates.”

Financial Results for the Quarter and Year-to-Date

Total revenues for the third quarter of 2009 were $17.8 million, compared to $14.5 million for the third quarter of 2008. Total revenues for the first nine months of 2009 were $51.1 million compared to $95.7 million for the first nine months of 2008. The key elements of the changes in total revenues are:

  R&D revenue for the third quarter 2009 was $7.0 million, consisting of $3.5 million recognized primarily for the phase 3 OBD trials funded by Takeda, and $3.5 million of revenue recognized from the payments received under the Abbott agreement. R&D revenue for the third quarter of 2008 was $5.4 million and included revenue recognized with respect to the development programs for Amitiza in the U.S. supported by Takeda. R&D revenue for the first nine months of 2009 was $20.0 million compared to $67.0 million for the first nine months of 2008, which included a $50.0 million milestone payment from Takeda received and recognized upon the April 2008 FDA approval of Amitiza (8 mcg) for the treatment of IBS-C in adult women.
  Product royalty revenue for the third quarter of 2009 was $9.4 million compared to $7.7 million during the third quarter of 2008. This increase is due to a large extent to the third quarter of 2008 being negatively impacted by lower shipments of Amitiza (8 mcg) subsequent to its initial stocking completed in the second quarter of 2008. We recognized approximately $1.9 million of product royalty revenue in the second quarter of 2008 relating to the initial stocking that was drawn down over the following two quarters. We note that this will affect year-over-year comparisons for the fourth quarter of 2009 as well. The increase also reflects the slight growth in net sales of Amitiza, which for the three months ended September 30, 2009 and 2008 were approximately $52.0 million and $50.8 million, respectively. Product royalty revenue during the nine months ended September 30, 2009 was $27.2 million, an increase of $2.5 million, or 10.2%, compared to $24.7 million in the prior year period.

Total operating expenses during the third quarter of 2009 were $16.4 million compared to $19.3 million during the third quarter of 2008. Total operating expenses during the nine months ended September 30, 2009 were $51.1 million compared to $62.4 million during the prior year period. The key components of the changes in operating expenses are:

  R&D expenses during the third quarter of 2009 were $7.4 million, a decrease of 35.2%, from $11.4 million during the prior year quarter. The decrease was primarily due to the completion of U.S. clinical trials of Amitiza and cobiprostone, partially offset by increased expenses from ongoing phase 3 clinical trials of lubiprostone and phase 1 trials of SPI-017 in Japanese patients. R&D expenses during the first nine months of 2009 were $27.0 million, a decrease of 24.1%, from $35.5 million during the prior year period, which included approximately $2.5 million of filing and data purchase costs for the European MAA for Amitiza in Europe.
  General and administrative (G&A) expenses during the third quarter of 2009 were $4.3 million, an increase of $0.4 million, or 11.8%, from $3.9 million during the prior year quarter, primarily due to $1.4 million in expenses incurred in the preparation and the on-going conduct of a performance audit under Sucampo’s contract with Takeda and a one-time business development effort that we elected not to pursue. The increase was partially offset by a decrease in salaries, benefits and related costs resulting from cost reduction initiatives implemented at the beginning of 2009. G&A expenses during the first nine months of 2009 were $10.7 million, an increase of $0.1 million, or 1.0%, compared to $10.6 million during the prior year period.
  Selling and marketing (S&M) expenses during the third quarter of 2009 were $3.0 million, an increase of $0.3 million, or 13.7%, as compared to $2.7 million during the prior year period, primarily resulting from a one-time expense of $0.7 million incurred upon the withdrawal of Sucampo’s European MAA. The increase was offset in part by savings from the cost reduction measures in both sales and marketing. S&M expenses during the first nine months of 2009 were $7.7 million, a decrease of $0.7 million, or 7.8%, as compared to $8.4 million during the prior year period, resulting from the cost reduction measures.

Income tax - Sucampo recorded an income tax provision of $1.5 million for the third quarter of 2009 as compared to an income tax benefit of $1.7 million for the third quarter of 2008. Sucampo recorded an income tax provision of $2.7 million for the first nine months of 2009 as compared to $7.2 million for the first nine months of 2008. The income tax benefit/provision relates mainly to the profitable results of Sucampo’s U.S. operations.

The financial results for the third quarter of 2009 of Sucampo’s reportable segments (United States, Europe and Japan), continue to reflect their respective varying stages of development:

  Sucampo Pharma Americas recorded income before taxes of $3.6 million for the third quarter of 2009 compared to a loss before taxes of $2.8 million in the third quarter of 2008. The increase was mainly due to higher product royalty revenue and decreased R&D expenses due to the completion of U.S. clinical trials of Amitiza and cobiprostone and decreased overall preclinical and basic development costs.
  Sucampo Pharma Europe reported a loss before taxes of $1.5 million for the third quarter of 2009 compared to a loss before taxes of $0.5 million in the third quarter of 2008, reflecting the expenses incurred for the European regulatory approval and pre-commercialization activities for lubiprostone in Europe.
  Sucampo Pharma Asia reported a loss before taxes of $0.7 million in the third quarter of 2009 as compared to a loss before taxes of $0.9 million during the third quarter of 2008. The results reflect the ongoing investment in the clinical program for lubiprostone and SPI-017 and the ongoing preclinical programs for other prostone-based compounds.

Sucampo’s consolidated cash, cash equivalents and investments totaled $123.6 million at September 30, 2009 as compared with $121.5 million at December 31, 2008. Sucampo Pharmaceuticals, Inc. had no debt as of September 30, 2009.

Company to Host Conference Call Today

Sucampo management will host a conference call today, November 5, 2009 at 4:30 pm Eastern Time to discuss these results. To participate on the live call, please dial 866-783-2138 (domestic) or +1-857-350-1597 (international), and provide the participant passcode 31403000, five to ten minutes ahead of the start of the call. A replay of the call will be available within a few hours after the call ends. Investors may listen to the replay by dialing 888-286-8010 (domestic) or 1-617-801-6888 (international), with the passcode 52346247.

A live and archived audio webcast of the call will be available via the "For Investors" page of the Sucampo Pharmaceuticals website, www.sucampo.com. Please dial in or log on through Sucampo Pharmaceuticals' website approximately 10 minutes prior to the scheduled start time.

About Sucampo Pharmaceuticals

Sucampo Pharmaceuticals, Inc., an international biopharmaceutical company based in Bethesda, Maryland, focuses on the development and commercialization of medicines based on prostones. The therapeutic potential of prostones, which are bio-lipids that occur naturally in the human body, was first identified by Ryuji Ueno, M.D., Ph.D., Ph.D., Sucampo Pharmaceuticals’ Chairman and Chief Executive Officer. Dr. Ueno founded Sucampo Pharmaceuticals in 1996 with Sachiko Kuno, Ph.D., founding Chief Executive Officer and currently Director and Advisor, International Business Development.

Sucampo is marketing Amitiza® (lubiprostone) 24 mcg in the U.S. for chronic idiopathic constipation in adults and Amitiza 8 mcg in the U.S. to treat irritable bowel syndrome with constipation in adult women. Sucampo also is developing the drug for additional gastrointestinal disorders with large potential markets. In addition, Sucampo has a robust pipeline of compounds with the potential to target underserved diseases affecting millions of patients worldwide. Sucampo Pharmaceuticals, Inc. has three wholly owned subsidiaries: Sucampo Pharma Europe, Ltd., located in the UK; Sucampo Pharma, Ltd., located in Japan; and, Sucampo Pharma Americas, Inc., located in Maryland. To learn more about Sucampo Pharmaceuticals and its products, visit www.sucampo.com.

Amitiza is registered trademark of Sucampo Pharmaceuticals, Inc. and Rescula is a registered trademark used under license.

Amitiza is co-marketed in the U.S. by Sucampo Pharmaceuticals, Inc. and Takeda Pharmaceuticals North America, Inc.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Sucampo Pharmaceuticals, Inc. and its subsidiaries are forward-looking statements made under the provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the words “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “will,” ”may” or other similar expressions. Forward-looking statements include statements about potential trial results, the potential utility of Amitiza and Rescula to treat particular indications and expected data availability, trial commencement and regulatory dates. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including those described in Sucampo Pharmaceuticals’ filings with the Securities and Exchange Commission (SEC), including the annual report on Form 10-K for the year ended December 31, 2008 and other periodic reports filed with the SEC. Any forward-looking statements in this press release represent Sucampo Pharmaceuticals’ views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date. Sucampo Pharmaceuticals anticipates that subsequent events and developments will cause its views to change. However, while Sucampo Pharmaceuticals may elect to update these forward-looking statements publicly at some point in the future, Sucampo Pharmaceuticals specifically disclaims any obligation to do so, whether as a result of new information, future events or otherwise.

(Financial Schedules Follow)

Sucampo Pharmaceuticals, Inc.
Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenues:
Research and development revenue	$7,045	$5,436	$19,966	$66,982
Product royalty revenue	9,367	7,718	27,227	24,699
Co-promotion revenue	1,266	1,185	3,406	3,643
Contract and collaboration revenue	153	142	451	425
Total revenues	17,831	14,481	51,050	95,749

Operating expenses:
Research and development	7,383	11,390	26,969	35,537
General and administrative	4,317	3,863	10,696	10,591
Selling and marketing	3,047	2,680	7,747	8,398
Milestone royalties - related parties	-	-	875	3,531
Product royalties - related parties	1,664	1,359	4,837	4,391
Total operating expenses	16,411	19,292	51,124	62,448

Income (loss) from operations	1,420	(4,811)	(74)	33,301
Non-operating income (expense):
Interest income	211	655	742	1,862
Other expense, net	(250)	(15)	(36)	(16)
Total non-operating income (expense), net	(39)	640	706	1,846

Income (loss) before income taxes	1,381	(4,171)	632	35,147
Income tax benefit (provision)	(1,469)	1,745	(2,733)	(7,192)
Net income (loss)	$(88)	$(2,426)	$(2,101)	$27,955

Net income (loss) per share:
Basic net income (loss) per share	$-	$(0.06)	$(0.05)	$0.67
Diluted net income (loss) per share	$-	$(0.06)	$(0.05)	$0.67
Weighted average common shares outstanding - basic	41,844	41,813	41,844	41,768
Weighted average common shares outstanding - diluted	41,844	41,813	41,844	42,022

Sucampo Pharmaceuticals, Inc.
Consolidated Balance Sheets (unaudited)
(in thousands, except share data)
	September 30,	December 31,
	2009	2008
ASSETS:

Current assets:
Cash and cash equivalents	$31,751	$11,536
Investments, current	53,038	93,776
Product royalties receivable	9,368	9,725
Unbilled accounts receivable	828	4,373
Accounts receivable	1,350	878
Prepaid and income taxes receivable	-	133
Deferred tax assets, net	190	963
Prepaid expenses and other current assets	3,447	3,641
Total current assets	99,972	125,025

Investments, non-current	38,853	16,222
Property and equipment, net	2,357	2,275
Deferred tax assets, non-current	4,216	4,026
Other assets	4,339	3,246
Total assets	$149,737	$150,794

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$2,122	$1,433
Accrued expenses	9,414	9,764
Deferred revenue, current	13,499	15,599
Income taxes payable	313	-
Total current liabilities	25,348	26,796

Deferred revenue, non-current	10,217	8,061
Other liabilities	2,110	2,147
Total liabilities	37,675	37,004

Commitments

Stockholders' equity:
Preferred stock, $0.01 par value; $5,000,000 shares authorized at September 30, 2009 and December 31, 2008; no shares issued and outstanding at September 30, 2009 and December 31, 2008	-	-
Class A common stock, $0.01 par value; 270,000,000 shares authorized at September 30, 2009 and December 31, 2008; 15,654,258 and 15,651,849 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively	156	156
Class B common stock, $0.01 par value; 75,000,000 shares authorized at September 30, 2009 and December 31, 2008; 26,191,050 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively	262	262
Additional paid-in capital	98,516	98,243
Accumulated other comprehensive income	454	354
Retained earnings	12,674	14,775
Total stockholders' equity	112,062	113,790
Total liabilities and stockholders' equity	$149,737	$150,794

Sucampo Pharmaceuticals, Inc.
Key Segment Information (unaudited)
(in thousands)

				Intercompany
	Americas	Europe	Asia	Eliminations	Consolidated
Three Months Ended September 30, 2009
Research and development revenue	$3,562	$-	$3,483	$-	$7,045
Product royalty revenue	9,367	-	-	-	9,367
Co-promotion revenue	1,266	-	-	-	1,266
Contract and collaboration revenue	141	-	282	(270)	153
Total revenues	14,336	-	3,765	(270)	17,831
Research and development expenses	3,040	459	3,884	-	7,383
Depreciation and amortization	213	3	7	-	223
Other operating expenses	7,790	1,029	256	(270)	8,805
Income (loss) from operations	3,293	(1,491)	(382)	-	1,420
Interest income	277	-	2	(68)	211
Other non-operating expense, net	(17)	(22)	(279)	68	(250)
Income (loss) before income taxes	$3,553	$(1,513)	$(659)	$-	$1,381
Capital expenditures	$64	$-	$87	$-	$151

Three Months Ended September 30, 2008
Research and development revenue	$5,436	$-	$-	$-	$5,436
Product royalty revenue	7,718	-	-	-	7,718
Co-promotion revenue	1,185	-	-	-	1,185
Contract and collaboration revenue	142	-	213	(213)	142
Total revenues	14,481	-	213	(213)	14,481
Research and development expenses	10,217	330	843	-	11,390
Depreciation and amortization	110	1	3	-	114
Other operating expenses	7,602	139	257	(210)	7,788
Income (loss) from operations	(3,448)	(470)	(890)	(3)	(4,811)
Interest income	678	1	2	(26)	655
Other non-operating expense, net	(6)	(17)	(21)	29	(15)
Income (loss) before income taxes	$(2,776)	$(486)	$(909)	$-	$(4,171)
Capital expenditures	$5	$35	$-	$-	$40

Nine Months Ended September 30, 2009
Research and development revenue	$12,539	$-	$7,427	$-	$19,966
Product royalty revenue	27,227	-	-	-	27,227
Co-promotion revenue	3,406	-	-	-	3,406
Contract and collaboration revenue	424	-	717	(690)	451
Total revenues	43,596	-	8,144	(690)	51,050
Research and development expenses	16,398	788	9,783	-	26,969
Depreciation and amortization	512	9	11	-	532
Other operating expenses	20,851	1,659	1,803	(690)	23,623
Income (loss) from operations	5,835	(2,456)	(3,453)	-	(74)
Interest income	928	-	4	(190)	742
Other non-operating expense, net	191	(392)	(25)	190	(36)
Income (loss) before income taxes	$6,954	$(2,848)	$(3,474)	$-	$632
Capital expenditures	$3,259	$3	$116	$-	$3,378

Nine Months Ended September 30, 2008
Research and development revenue	$66,982	$-	$-	$-	$66,982
Product royalty revenue	24,699	-	-	-	24,699
Co-promotion revenue	3,643	-	-	-	3,643
Contract and collaboration revenue	425	-	630	(630)	425
Total revenues	95,749	-	630	(630)	95,749
Research and development expenses	29,976	1,703	3,858	-	35,537
Depreciation and amortization	318	1	7	-	326
Other operating expenses	25,348	1,188	679	(630)	26,585
Income (loss) from operations	40,107	(2,892)	(3,914)	-	33,301
Interest income	1,924	6	5	(73)	1,862
Other non-operating expense, net	(39)	(30)	(20)	73	(16)
Income (loss) before income taxes	$41,992	$(2,916)	$(3,929)	$-	$35,147
Capital expenditures	$304	$35	$3	$-	$342

CONTACT:
Sucampo Pharmaceuticals, Inc.
Kate de Santis, 240-223-3834
kdesantis@sucampo.com
or
Westwicke Partners, LLC
John Woolford, 443-213-0506
john.woolford@westwickepartners.com